Exhibit 99.1

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

      1.Statement of Cash Available for Distribution for the:

                                                                                   Three
                                                                                   Months
                                                              Year Ended           Ended
                                                             December 31,       December 31,
                                                                 2005               2005
                                                             ------------       ------------
      Net loss                                               $   (106,000)      $    (25,000)
      Add: Cash from reserves                                     106,000             25,000
                                                             ------------       ------------
      Cash Available for Distribution                        $         --       $         --
                                                             ============       ============

      Distributions allocated to the General Partners        $         --       $         --
                                                             ============       ============

      Distributions allocated to Limited Partners            $         --       $         --
                                                             ============       ============

      2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 2005:

         Entity                   Receiving Form of
      Compensation                  Compensation                    Amount
      ------------                -----------------                 -------

          None